UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 17, 2017

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Indenture

On August 18, 2017, Tesla, Inc., a Delaware corporation (“Tesla”), issued $1.80 billion aggregate principal amount of 5.30% Senior Notes due 2025 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes are governed by an indenture (the “Indenture”), dated as of August 18, 2017, by and among Tesla, SolarCity Corporation, as initial guarantor (“SolarCity”), and U.S. Bank National Association, as trustee (the “Trustee”). The Notes mature on August 15, 2025, and interest on the Notes accrues at a rate of 5.30% per annum, payable in cash semi-annually on February 15 and August 15 of each year, commencing on February 15, 2018.

Tesla may redeem the Notes, in whole or in part, prior to their maturity date by paying a price equal to: (i) if the redemption is prior to August 15, 2020, 100% of the principal amount thereof and accrued and unpaid interest, if any, plus a “make-whole” premium calculated pursuant to the Indenture; (ii) if the redemption is on or after August 15, 2020 and before August 15, 2023, a specified price that annually declines ratably from 103.975% of the principal amount thereof to 101.325% of the principal amount thereof, plus accrued and unpaid interest, if any; and (iii) if the redemption is on or after August 15, 2023, 100% of the principal amount thereof and accrued and unpaid interest, if any. In addition, Tesla may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Notes prior to August 15, 2020 at a price equal to 105.30% of the principal amount thereof plus accrued and unpaid interest, if any.

The Notes initially will be fully and unconditionally guaranteed on a senior unsecured basis by SolarCity. The Notes will not be guaranteed by any other of Tesla’s subsidiaries, except to the extent Tesla causes any such subsidiary to guarantee the Notes to comply with the covenants applicable to the Notes.

If Tesla experiences specified change of control triggering events, Tesla must offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any.

The Indenture does not restrict the incurrence of (i) unsecured indebtedness by Tesla, SolarCity or any future guarantor, or (ii) secured or unsecured indebtedness by any subsidiary other than a Domestic Restricted Subsidiary (as defined in the Indenture), which is generally a U.S. subsidiary in which Tesla owns at least 80% of the voting stock and which is not primarily involved in certain financing activities. With respect to Tesla or any Domestic Restricted Subsidiary, the Indenture contains covenants that, among other things and subject to limitations and exceptions described below and in the Indenture, restrict:

•	the creation or incurrence of certain liens and the entry into of sale and lease-back transactions in excess of the maximum aggregate amounts specified below;
•

in the case of Domestic Restricted Subsidiaries that are not guarantors, the creation, assumption, incurrence or guarantee of certain indebtedness in excess of the maximum aggregate amounts specified below; and

•

in the case of Tesla and any guarantor, the consolidation with or merger with or into, or sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its assets, to another person.

These covenants are subject to a number of limitations and exceptions described in the Indenture, including, but not limited to: (i) with respect to the first and second bullet points above, transactions in an aggregate amount of up to the greatest of $3.0 billion, 15% of Tesla’s then-current Consolidated Net Tangible Assets (as defined in the Indenture), or 2.75 times Tesla’s Consolidated EBITDA (as defined in the Indenture) for the then-most recently completed four fiscal quarter period; (ii) with respect to the first and second bullet points above, indebtedness and related liens under credit facilities (including Tesla’s existing senior secured asset-based revolving credit facility with a current commitment of $1.875 billion) up to an aggregate amount equal to the greater of $2.0 billion or 10% of Tesla’s then-current Consolidated Net Tangible Assets; (iii) certain transactions monetizing Financing Assets (as defined in the Indenture), including leased vehicles, solar and energy storage systems, and related payment rights; and (iv) customary permitted liens, including purchase money security interests.

The Indenture also provides for certain customary events of default, including nonpayment of principal of or interest on the Notes, failure to give timely notice of specified change of control triggering events, failure to comply with any other agreement under the Indenture, acceleration of other indebtedness of Tesla or its significant subsidiaries in an aggregate amount greater than $500.0 million, bankruptcy and insolvency events involving Tesla or a significant subsidiary, and failure of a guarantee of a significant subsidiary to remain in effect, subject to certain limitations, cure periods and notice requirements. Such events of default would permit the principal and any accrued and unpaid interest on all of the then outstanding Notes to be declared by the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes to be immediately due and payable, except that in the event of bankruptcy and insolvency-related events of default involving Tesla, the principal and any accrued and unpaid interest on all of the then outstanding Notes would automatically become due and payable.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture and the Form of 5.30% Senior Note due August 15, 2025 included in the Indenture, copies of which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

Warehouse Agreements

In order to support the Tesla Finance direct vehicle leasing program, Tesla’s subsidiaries from time to time establish warehouse credit facilities, as to which Tesla is not a guarantor or otherwise a party. Previously, Tesla Finance LLC (“TFL”) and Tesla 2014 Warehouse SPV LLC (the “2016 Warehouse Borrower”), entered into a Loan and Security Agreement dated August 31, 2016 with Deutsche Bank AG, New York Branch (“DB”), as administrative agent, and the other parties thereto (as amended from time to time, the “2016 Warehouse Agreement”).

On August 17, 2017, the 2016 Warehouse Agreement was amended and restated (the “A&R 2016 Warehouse Agreement”) to permit the sharing of the existing $600.0 million lender commitment thereunder with a contemporaneously executed Loan and Security Agreement, by and among TFL, LML Warehouse SPV, LLC, an indirect Tesla subsidiary (the “2017 Warehouse Borrower”), DB as administrative agent and the other parties thereto (the “2017 Warehouse Agreement,” and together with the A&R 2016 Warehouse Agreement, the “Warehouse Agreements”). The Warehouse Agreements provide that the lender commitment under the A&R 2016 Warehouse Agreement may from time to time be reduced and reallocated to the 2017 Warehouse Agreement in a corresponding amount. As of August 23, 2017, a portion of the lender commitment has been reallocated to the 2017 Warehouse Agreement, such that the commitments under the A&R 2016 Warehouse Agreement and the 2017 Warehouse Agreement are $525.0 million and $75.0 million, respectively.

The 2017 Warehouse Borrower’s obligations under the 2017 Warehouse Agreement are secured by the right to the proceeds of certain lease contracts and leased vehicles. The interest rate under the 2017 Warehouse Agreement is generally based on (i) LIBOR plus a fixed margin, currently resulting in an interest rate of approximately 2.7%, or (ii) the interest rate of short-term commercial paper notes used by certain lenders to maintain their loans. The 2017 Warehouse Borrower is subject to various customary events of default, covenants and limitations. The ability to draw under the 2017 Warehouse Agreement is scheduled to end on August 17, 2018, and the loan maturity date is September 20, 2019, in each case subject to specified acceleration or extension conditions. There were no amounts outstanding under the 2017 Warehouse Agreement as of August 23, 2017.

In addition, the A&R 2016 Warehouse Agreement amended certain terms of the 2016 Warehouse Agreement to be substantially similar to the 2017 Warehouse Agreement, including by extending the loan maturity date to September 20, 2019. However, unlike the 2017 Warehouse Agreement, the A&R 2016 Warehouse Agreement provides that following the next drawdown of funds thereunder, additional drawdowns will require the consent of the lenders.

Item 1.02. Termination of a Material Definitive Agreement.

SolarCity Credit Agreement

On August 17, 2017, SolarCity elected to repay in full all amounts outstanding, and on August 18, 2017, terminated the commitments, under its Amended and Restated Credit Agreement, dated as of November 1, 2013 (as amended, the “SolarCity Credit Agreement”), by and among SolarCity, the subsidiaries of SolarCity party thereto as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, in accordance with the prepayment and termination provisions of the SolarCity Credit Agreement.  Prior to the prepayment in full, there was $325.3 million outstanding under the SolarCity Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 18, 2017, Tesla entered into an incentive compensation plan (the “Compensation Plan”) with Jon McNeill, Tesla’s President, Global Sales and Service, pursuant to which Mr. McNeill will be eligible to receive variable compensation upon the achievement of certain target levels of (i) vehicle deliveries during the third and fourth quarters of 2017, (ii) operational and financial metrics relating to vehicle service performance and costs during 2017, and (iii) customer satisfaction scores during 2017, with an aggregate target payout amount of $700,000. The specific target levels pursuant to the Compensation Plan are to be separately determined, and payments pursuant to the Compensation Plan will be made in cash, stock options or restricted stock units.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of August 18, 2017, by and among Tesla, Inc., SolarCity Corporation, and U.S. Bank National Association, as trustee.

4.2	Form of 5.30% Senior Note due August 15, 2025 (included in Exhibit 4.1).

10.1

Purchase Agreement, dated as of August 11, 2017, by and among Tesla, Inc., SolarCity Corporation and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC as representatives of the several initial purchasers named therein.

10.2

Seventh Amendment to the ABL Credit Agreement, dated as of August 11, 2017, by and among Tesla, Inc., Tesla Motors Netherlands B.V., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: August 23, 2017